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Exhibit 99.1(d)(2)

Mutual Confidentiality Agreement

        THIS AGREEMENT made and entered into as of the 12th day of February, 2004.

        WHEREAS, Deluxe Corporation ("Deluxe") and New England Business Service, Inc. ("NEBS") are discussing the possibility of pursuing a potential business relationship together;

        WHEREAS, in furtherance of such discussions and the cooperative exploration of such potential business relationship, the parties intend to meet with each other and to disclose to each other certain non-public, confidential and proprietary information; and

        WHEREAS, the parties desire to protect such discussions, cooperative exploration, meetings and information from disclosure.

        NOW, THEREFORE, the parties agree as follows:

        For purposes of this Agreement, the party disclosing Confidential Information is the "disclosing party", and the party receiving Confidential Information is the "receiving party". "Confidential Information" shall mean information, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which its is furnished, of the disclosing party that is non-public, confidential or proprietary in nature. The term Confidential Information shall not include any information which (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any of its employees, agents, attorneys, investment bankers, consultants, brokers or other representatives (collectively, "Representatives"), (b) is known to the receiving party on a non-confidential basis prior to disclosure by or on behalf of the disclosing party, as evidenced by the receiving party's written records, (c) is received by the receiving party on a non-confidential basis from a source other than the disclosing party if such source is not known to the receiving party to be subject to any prohibition against transmitting the information to the receiving party, or (d) is developed independently by the receiving party without use of or reference to the information furnished by the disclosing party.

        Each party confirms its desire to be granted access to the other party's Confidential Information for the sole purpose of evaluating the possibility of entering into such business transaction and in consideration of being furnished with such Confidential Information, each party agrees as follows:

  1.
  It recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that could result if any such Confidential Information Is disclosed to any third party.

  2.
  In its capacity as the receiving party, it and its Representatives will keep strictly confidential and will not use for any purpose whatsoever (other than for the purpose of evaluating the proposed business transaction) any Confidential Information furnished by or on behalf of the disclosing party. It shall undertake any and all measures that may be reasonably required to protect the Confidential Information from any unauthorized use or disclosure. Moreover, it agrees to transmit the Confidential Information only to its Representatives who need access to the Confidential Information for the sole purpose of evaluating the possible business transaction, and it will inform its Representatives of the confidential nature of the Confidential Information and will require its Representatives to be bound by the terms of this Agreement as fully as if they were directly signatory parties hereto.

  3.
  Without the prior written consent of the other party, neither party nor its respective Representatives will disclose to any other person the fact that the disclosing party's Confidential Information has been made available to it, that discussions or negotiations are taking place concerning a possible business transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof), provided, that either party may make such disclosure if, in the opinion of its legal counsel, such disclosure must be made by such party in order that it not commit a violation of law or a listing or similar agreement with the New York Stock Exchange (the "NYSE") and, prior to such disclosure, such party promptly advises and consults with the other party and its legal counsel concerning the information which such party proposes to disclose that pertains to or affects the other party.

  4.
  Upon the request of the disclosing party (which request may be made at any time and for any reason), all Confidential Information shall be returned promptly and all copies, summaries, extracts or other reproductions and notes of the contents or parts thereof shall be destroyed promptly and such destruction certified by an officer of the destroying party.

  5.
  In the event that the receiving party or anyone to whom it transmits the Confidential Information pursuant to this Agreement is requested pursuant to subpoena or other legal process or NYSE rule to disclose any of the Confidential Information, it will provide the disclosing party with prompt notice so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or receipt of a waiver from the disclosing party hereunder, the receiving party or its Representatives are, in the opinion of its legal counsel, compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, the receiving party or such Representative may furnish only that portion of the Confidential Information which it is legally required to furnish and will exercise its best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the disclosing party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

  6.
  Each party agrees that money damages would not be a sufficient remedy for any breach of this Agreement and that the other party shall be entitled to seek equitable relief, including injunction and specific performance in the event of any breach of the provisions of the Agreement by it, in addition to all other remedies available at law or in equity. It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power, or privilege hereunder.

  7.
  Each party agrees that it is responsible and liable for any breach of this Agreement by its Representatives.

  8.
  Nothing in this Agreement shall restrict the right of either party to independently develop information similar to the disclosing party's Confidential Information, or to develop and market products or services which may be competitive with the other party, as long as the receiving party does not violate its obligations hereunder regarding the non-disclosure and use of the disclosing party's Confidential Information.

  9.
  During the Restricted Period (as defined below), unless specifically requested in advance in writing by NEBS' Board of Directors, neither Deluxe nor any of its "affiliates" (as such term is defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder (collectively, the "1934 Act")), will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets of NEBS or any of its affiliates; (ii) any tender or exchange offer, merger or other business combination involving NEBS or any of its affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to NEBS or any of its affiliates, or (iv) any "solicitation" of "proxies" (as such terms are defined in the 1934 Act) or consents to vote any voting securities of NEBS or any of its affiliates; (b) form, join or in any way participate in a "group" (as defined in the

    1934 Act) with respect to NEBS or any of its affiliates; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of NEBS or any of its affiliates; (d) take any action which might force NEBS or any of its affiliates to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing; provided that it shall not be deemed a breach of this paragraph if, after the Chairman and Chief Executive Officer of Deluxe advises the President and Chief Executive Officer of NEBS of Deluxe's intention to and reasons for doing so, Deluxe submits to the entire Board of Directors of NEBS a written confidential offer for a business combination of Deluxe and NEBS; and provided, further, that Deluxe will not maintain any contacts with individual members of the Board of Directors of NEBS (other than the President and Chief Executive Officer of NEBS) with respect to any such confidential offer or other potential business relationship involving NEBS. During the Restricted Period, neither Deluxe nor any of its affiliates or Representatives will request NEBS (or its directors or Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

    Restricted Period means the period beginning on the date hereof and ending on the earlier of (a) August 12, 2005, (b) the date on which it is publicly disclosed that NEBS has entered into an agreement which will result in any person or group becoming the beneficial owner of 50% or more of NEBS' then outstanding common stock or (c) the date on which pursuant to Rule 14e-2 under the 1934 Act NEBS discloses that it (i) is recommending acceptance of, (ii) expressing no opinion and is remaining neutral toward or (iii) is unable to take a position with respect to any tender offer or exchange offer which would result in any person or group (other than Deluxe or any of its affiliates) becoming the beneficial owner of 50% or more of NEBS' then outstanding common stock.

  10.
  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

NEW ENGLAND BUSINESS SERVICE, INC.		DELUXE CORPORATION
By:	/s/ RICHARD T. RILEY Name: Richard T. Riley Title: President & Chief Executive Officer	By:	/s/ LAWRENCE J. MOSNER Name: Lawrence J. Mosner Title: Chairman & Chief Executive Officer

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Mutual Confidentiality Agreement